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                                October 28, 2002

The Dreyfus/Laurel Tax-Free Municipal Funds
200 Park Avenue
New York, New York 10166

MPAM Funds Trust
144 Glenn Curtiss Boulevard
Uniondale, New York 11566-0144

         Re:    Reorganization to Combine Series of Two Massachusetts
                Business Trusts
                -----------------------------------------------------

Ladies and Gentleman:

         The Dreyfus/Laurel Tax-Free Municipal Funds, a Massachusetts business trust ("Dreyfus Trust"), on behalf of Dreyfus Premier Limited Term Municipal Fund, a segregated portfolio of assets ("series") thereof ("Target"), and MPAM Funds Trust, also a Massachusetts business trust ("MPAM Trust"), on behalf of MPAM National Intermediate Municipal Bond Fund, a series thereof ("Acquiring Fund"), have requested our opinion as to certain federal income tax consequences of Acquiring Fund's proposed acquisition of Target pursuant to an Agreement and Plan of Reorganization between them dated as of April 30, 2002 ("Plan"). /1 Specifically, each Investment Company has requested our opinion --

                  (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting shares of beneficial interest in Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of certain of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record determined as of the close of business on the Closing Date (as herein defined) ("Shareholders") constructively in exchange for their shares of beneficial interest in Target ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a "reorganization" as defined in


----------------

/1 Target and Acquiring Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and Dreyfus Trust and MPAM Trust are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."


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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 2

         section 368(a)(1)(C), /2 and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) that neither the Funds nor the Shareholders will recognize any gain or loss on the Reorganization; and

                  (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the Plan, (2) the Prospectus/Proxy Statement dated June 17, 2002, that was furnished in connection with the solicitation of proxies by Dreyfus Trust's board of trustees ("Board") for use at a special meeting of Target's shareholders scheduled for August 22, 2002, and adjourned to September 26, 2002 ("Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in paragraph 8.7 thereof) and in letters from the Investment Companies dated October 18, 2002 (collectively, "Representations").

         Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the Closing Date. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is based on the facts as of the Closing Date, /3 and we assume no responsibility to ascertain any facts after that date. Furthermore, our opinion applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion


----------------

/2 All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. section" references are to the regulations under the Code ("Regulations").

/3 This letter speaks as of the Closing Date, except for reference to the "Closing" of the Reorganization and certain representations in the letters referred to in the accompanying text that were made both as of the Closing Date and the date thereof.


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MPAM Funds Trust
October 28, 2002
Page 3



is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.

                                      FACTS

         Each Investment Company is a Massachusetts business trust and is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). Target is a series of Dreyfus Trust, and Acquiring Fund is a series of MPAM Trust. Before 1997, Dreyfus Trust "claimed" classification for federal tax purposes as an association taxable as a corporation, and it has never elected otherwise.

         The Target Shares are divided into four classes, designated Class A, Class B, Class C, and Class R shares. The Acquiring Fund Shares are designated Investor shares, Dreyfus Premier shares, and MPAM shares. Such Class A and Class C shares are substantially similar to such Investor shares, such Class B shares are substantially similar to such Dreyfus Premier shares, and such Class R shares are substantially similar to such MPAM shares.

         The Reorganization, together with related acts necessary to consummate it ("Closing"), occurred on October 11, 2002 ("Closing Date"). All acts taking place at the Closing were deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided.

         The Funds have similar investment goals. Both Funds seek to maximize current income exempt from federal income tax, either "consistent with the prudent risk of capital" (Target) or "to the extent consistent with the preservation of capital" (Acquiring Fund). Under normal market conditions, Target attempts to invest 100%, and invests a minimum of 80%, of its total assets in debt obligations issued by states, cities, counties, municipalities, municipal agencies, and regional districts (collectively, "municipal issuers") that are of "investment grade" quality and generally of intermediate maturities the interest from which is, in the opinion of counsel to the respective issuers, exempt from federal income tax. Similarly, under normal market conditions, Acquiring Fund invests a minimum of 80% of its net assets, plus any borrowings for investment purposes, in debt obligations issued by municipal issuers that are of "investment grade" quality at the time of purchase, the interest from which is, in the opinion of bond counsel to the respective issuers, exempt from federal income tax.

         Both Funds generally invest in municipal bonds with maturities ranging between three and ten years; as of March 31, 2002, Target's and Acquiring Fund's respective average portfolio maturities were 8.20 years and 9.82 years, and their average respective effective portfolio durations were 5.24 and 5.75 years. Each Fund



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MPAM Funds Trust
October 28, 2002
Page 4


occasionally, including for temporary defensive purposes, may invest in "investment grade" taxable bonds.

         For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board, including its members who are not "interested persons" (as that term is defined in the 1940 Act), unanimously approved the Plan, subject to approval of Target's shareholders. In doing so, the Board unanimously concluded that the Reorganization would be in the best interests of Target and its shareholders and that their interests would not be diluted as a result of the transactions contemplated thereby.

         The Plan, which specifies that it is intended to be, and is adopted as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

                  (1) Acquiring Fund's acquisition of all property, including all cash, cash equivalents, securities, commodities and future interests, dividend and interest receivables, claims and rights of action owned by Target, and any deferred or prepaid expenses shown as assets on its books, on the Closing Date (collectively "Assets"), which shall be invested at all times through the Closing in a manner that ensures compliance with Dreyfus Trust's Representation numbered (3), in exchange solely for the following:

                           (a) the number of full and fractional Acquiring Fund
                  Investor shares, Dreyfus Premier shares, and MPAM shares, respectively, determined by dividing the value of the Assets, less the amount of the Liabilities (as defined below), attributable to the corresponding class of Target Shares (i.e., Class A and Class C shares, Class B shares, and Class R shares, respectively), using the valuation procedures referred to in paragraph 2.1 of the Plan, by the net asset value of one Investor share, one Dreyfus Premier share, and one MPAM share, respectively, determined in accordance with paragraph 2.2 of the Plan, and

                           (b) Acquiring Fund's assumption of all of Target's
                  liabilities, debts, obligations, expenses, costs, charges, and reserves reflected on an unaudited statement of Target's assets and liabilities prepared by The Dreyfus Corporation as of the Valuation Date (as defined in paragraph 2.1 of the Plan) (collectively "Liabilities"), and

                  (2) The distribution of those Acquiring Fund Shares to the Shareholders, by opening accounts on Acquiring Fund's books in



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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 5


         the Shareholders' names4 and crediting each Shareholder's account with the respective PRO RATA number of full and fractional Acquiring Fund Shares due that Shareholder, by class (whereupon all outstanding Target Shares simultaneously will be canceled on Target's share transfer books).5


                                REPRESENTATIONS /6

         DREYFUS TRUST has represented and warranted to us as follows:

                  (1) Target is a duly established and designated series of Dreyfus Trust, an unincorporated business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and has power to carry on its business as it is now being conducted and to carry out the Plan;

                  (2) Dreyfus Trust is registered under the 1940 Act as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect;

                  (3) Target is a "fund" as defined in section 851(g)(2); for each taxable year of its operation, Target met all the requirements of Subchapter M of the Code ("Subchapter M") for qualification and treatment as a regulated investment








----------------
/4 Some of the Shareholders held Target Shares in omnibus accounts ("Nominee Shareholders"). Accordingly, the accounts referred to in the accompanying text include both individual and omnibus accounts for the benefit of (1) the Shareholders other than Nominee Shareholders and (2) the indirect holders of Target Shares through Nominee Shareholders.

/5 The Plan provides that, at the time of the Reorganization, the Target Shares will, in effect, be exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders are not required to make physical delivery of their Target Shares, nor are they receiving certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. SEE discussion at V. under "Analysis," below.

/6 Paragraph 8.7 of the Plan provides that we may treat the representations and warranties made in the Plan as representations and warranties made to us. Accordingly, although the Reorganization already has been consummated, the Representations that were made in the Plan (consisting of virtually all the Representations set forth below separately for each Investment Company) are stated in the present tense, to reflect the tense when they were given, rather than the past tense.


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MPAM Funds Trust
October 28, 2002
Page 6


         company ("RIC"); it will continue to meet all such requirements for its taxable year that includes the Closing Date; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (4) The Liabilities were incurred by Target in the ordinary course of its business;

                  (5) Target is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

                  (6) Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

                  (7) Target will be terminated as soon as reasonably practicable after the Reorganization, but in all events within six months after the Closing Date;

                  (8) From the date it commenced operations through the Closing Date, Target conducted its "historic business" (within the meaning of Treas. Reg. section 1.368-1(d)(2)) in a substantially unchanged manner; and in anticipation of the Reorganization, Target did not dispose of assets that, in the aggregate, resulted in less than 50% of its "historic business assets" (within the meaning of Treas. Reg. section 1.368-1(d)(3)) being transferred to Acquiring Fund; and

                  (9) During the five-year period that ended on the Closing Date, (a) neither Target nor any person "related" (within the meaning of Treas. Reg. section 1.368-1(e)(3)) to it acquired any Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions were made with respect to Target Shares, except for normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section
         561) referred to in sections 852(a)(1) and 4982(c)(1)(A).



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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 7


         MPAM TRUST has represented and warranted to us as follows:

                  (1) Acquiring Fund is a duly established and designated series of MPAM Trust, an unincorporated business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and has power to carry on its business as it is now being conducted and to carry out the Plan;

                  (2) MPAM Trust is registered under the 1940 Act as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect;

                  (3) Acquiring Fund is a "fund" as defined in section 851(g)(2); for each taxable year of its operation, Acquiring Fund met all the requirements of Subchapter M for qualification and treatment as a RIC; it will continue to meet all such requirements for its taxable year that includes the Closing Date; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (4) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

                  (5) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund, or any person "related" (within the meaning of Treas. Reg. section 1.368-1(e)(3)) to Acquiring Fund, have any plan or intention to redeem or otherwise reacquire -- during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business as required by section 22(e) of the 1940 Act;

                  (6) Acquiring Fund will, after the Reorganization, (a) continue the "historic business" (within the meaning of Treas. Reg.
         section 1.368-1(d)(2)) that Target conducted before the Reorganization and (b) use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. section 1.368-1(d)(3)) in that business;



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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 8


                  (7) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;

                  (8) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

                  (9) Acquiring Fund does not directly or indirectly own, nor on the Closing Date will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Target; and

                  (10) During the five-year period that ended on the Closing Date, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg. section 1.368-1(e)(3)) to it acquired any Target Shares with consideration other than Acquiring Fund Shares.

         EACH INVESTMENT COMPANY has represented and warranted to us as follows:

                  (1) The fair market value of the Acquiring Fund Shares each Shareholder received was approximately equal to the fair market value of its Target Shares constructively surrendered in exchange therefor;

                  (2) The Shareholders paid their own expenses, if any, incurred in connection with the Reorganization;

                  (3) (a) Its management was and is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. section 1.368-1(e)(3)) to either Fund or (ii) any portion of the Acquiring Fund Shares they received in the Reorganization to any person related (within such meaning) to Acquiring Fund, (b) dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization did not exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (c) its management expects that the percentage of Shareholder interests, if any, that was or will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (d) there were no extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;



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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 9


                  (4) Pursuant to the Reorganization, Target transferred to Acquiring Fund, and Acquiring Fund acquired, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target held immediately before the Reorganization. For the purposes of this representation, any amounts Target used to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) are included as assets it held immediately before the Reorganization;

                  (5) There was no intercompany indebtedness between Target and Acquiring Fund that was issued or acquired, or settled, at a discount;

                  (6) The fair market value of the Assets on a going concern basis equaled or exceeded the Liabilities assumed by Acquiring Fund and those to which the Assets were subject;

                  (7) Immediately after the Reorganization, the Shareholders did not own shares constituting "control" (as defined in section 304(c)) of Acquiring Fund;

                  (8) None of the compensation received by any Shareholder who is or was an employee of or service provider to Target was separate consideration for, or allocable to, any Target Shares that Shareholder held; none of the Acquiring Fund Shares any such Shareholder received was separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder was and will be for services actually rendered and was or will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

                  (9) Neither Fund was or will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses were solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187); and

                  (10) The aggregate value of the acquisitions, redemptions, and distributions limited by Dreyfus Trust's Representation numbered (9) and MPAM Trust's Representations numbered (5) and (10) did not exceed 50% of the value (without giving effect to those acquisitions, redemptions, and distributions) of the proprietary interest in Target on the Closing Date.



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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 10


                                     OPINION
                                     -------

         Based solely on the facts set forth above, and conditioned on the Representations having been true on the Closing Date and the Reorganization having been consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                  (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares PRO RATA to the Shareholders constructively in exchange for their Target Shares, will qualify as a "reorganization" as defined in section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities /7 or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

                  (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

                  (4) Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

                  (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

                  (6) A Shareholder's aggregate basis in the Acquiring Fund Shares it received in the Reorganization will be the same as the aggregate basis in its







----------------
/7 Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.


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MPAM Funds Trust
October 28, 2002
Page 11


         Target Shares it constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Shareholder held them as capital assets on the Closing Date.


                                    ANALYSIS
                                    --------

I.       The Reorganization Will Qualify as a C Reorganization, and Each Fund
         --------------------------------------------------------------------
         Will Be a Party to a Reorganization.
         -----------------------------------

         A.  Each Fund Is a Separate Corporation.
             -----------------------------------

         A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Each Investment Company, however, is a business trust, not a corporation, and each Fund is a separate series of an Investment Company.

         Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] section 301.7701-2." /8 Furthermore,








----------------

/8 On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. sections 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] section 301.7701-4 or otherwise subject to special treatment under the . . . Code." Neither Investment Company is subject to any such special treatment.


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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 12


pursuant to Treas. Reg. section 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

         Based on these criteria, neither Investment Company qualifies as a trust for federal tax purposes. /9 Neither Investment Company is simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making busine section Furthermore, while each Investment Company is an "investment trust," there is a power under its Agreement and Declaration of Trust to vary its shareholders' investment therein. Neither Investment Company has a fixed pool of assets -- each series of each Investment Company (including the Funds) is a managed portfolio of securities. Accordingly, we believe that each Investment Company should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

         Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. section 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. section 301.7701-3(a).

         An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. section 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (SEE HECHT V. MALLEY, 265 U.S. 144
(1924)) -- Dreyfus Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date it has not elected not to be so classified. Accordingly, we believe that Dreyfus Trust will continue to be classified as an association (and thus a corporation) for federal tax purposes.






----------------
/9 Because each Fund is considered separate from each other series of the Investment Company of which it is a part for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

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The Dreyfus/Laurel Tax-Free Municipal Funds
MPAM Funds Trust
October 28, 2002
Page 13


         The default classification for a multi-member domestic eligible entity is a partnership. SEE Treas. Reg. section 301.7701-3(b)(1)(i) ("unless the entity elects otherwise, a domestic eligible entity is a partnership if it has two or more members"). Thus, unless MPAM Trust elects otherwise, it will be classified as a partnership for federal income tax purposes. Absent such election, MPAM Trust could nevertheless achieve the intended result because if it were classified initially as a partnership rather than as a corporation, then it would be a "publicly traded partnership" under section 7704, which is "treated as a corporation" for federal tax purposes and thus would be classified as a corporation under the check-the-box Regulations. SEE Treas. Reg. section 301.7701-2(b)(7), which provides that for those purposes, the term "corporation" includes "[a] business entity that is taxable as a corporation under a provision of the . . . Code other than section 7701(a)(3) . . . ." Based on the foregoing, we believe that MPAM Trust will be classified as an association (and thus a corporation) for federal tax purposes.

         The Investment Companies as such, however, are not participating in the Reorganization, but rather separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by the respective Investment Companies). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

         B.  Transfer of "Substantially All" of Target's Properties.
             ------------------------------------------------------

         For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization involves such a transfer. Accordingly, we believe that the Reorganization involves the transfer to Acquiring Fund of substantially all of Target's properties.

         C.  Qualifying Consideration.
             ------------------------

         The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is



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disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund is exchanging only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

         D.  Distribution by Target.
             ----------------------

         Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. section 1.368-2(g) -- Target is distributing all the Acquiring Fund Shares it receives to the Shareholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) are satisfied.

         E.  Requirements of Continuity.
             --------------------------

         Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. section 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. section 1.368-1(e) ("continuity of interest").

                  1.  Continuity of Business Enterprise.
                      ---------------------------------

         To satisfy the continuity of business enterprise requirement of Treas. Reg. section 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

         While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that



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this transaction did not qualify as a reorganization for the following reasons:
(1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

         The Funds have similar investment goals. Each Fund seeks to maximize current income exempt from federal income tax, normally attempts to invest a minimum of 80% of its assets in "investment grade" debt obligations issued by municipal issuers the interest from which is so exempt, generally invests in municipal bonds with maturities ranging between three and ten years, and occasionally may invest in "investment grade" taxable bonds. Moreover, after the Reorganization Acquiring Fund will continue the "historic business" (within the meaning of Treas. Reg. section 1.368-1(d)(2)) that Target conducted before the Reorganization, which Target conducted in a substantially unchanged manner from the commencement of its operations through the Closing Date. Accordingly, there will be business continuity.

         In anticipation of the Reorganization, Target did not dispose of assets that, in the aggregate, resulted in less than 50% of its "historic business assets" (within the meaning of Treas. Reg. section 1.368-1(d)(3)) being transferred to Acquiring Fund. Furthermore, Acquiring Fund will use a significant portion of those "historic business assets" in its business after the Reorganization. Accordingly, there will be asset continuity as well.

         For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

                  2.  Continuity of Interest.
                      ----------------------

         Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that
"[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of



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a transferor corporation's former shareholders is equal in value to at least 50%
of the value of all the formerly outstanding shares of the transferor corporation. /10 Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to
Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); cf. Priv. Ltr. Rul. 199941046 (July 16, 1999)
(redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares). /11









----------------
/10 Rev. Proc. 77-37, SUPRA; BUT SEE Rev. Rul. 56-345, 1956-2 C.B. 206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

/11 Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981); ALSO SEE Treas. Reg. section 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)(2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).


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         During the five-year period that ended on the Closing Date, (1) neither
Target nor any person related /12 to it acquired any Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions were made with respect to any Target Shares, except for normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor is there any plan or intention for Acquiring Fund, or any person related thereto, to reacquire -- during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business as required by section 22(e) of the 1940 Act. Furthermore, during the five-year period that ended on the Closing Date, neither Acquiring Fund nor any person related to it acquired any Target Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing did not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target on the Closing Date.

         There was no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares they received in the Reorganization to any person related to Acquiring Fund. Moreover, (a) dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization did not exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (b) each Investment Company's management expects that the percentage of Shareholder interests, if any, that was or will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (c) there were no extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.









----------------

/12 All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg. section 1.368-1(e)(3).


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         Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (see Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28,
1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as such a series and not from the Reorganization as such.

         Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

         F.       Business Purpose.
                  ----------------

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         G.       Satisfaction of Section 368(a)(2)(F).
                  ------------------------------------

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.



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In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund meets or will meet the requirements to qualify for treatment as a RIC for its taxable year that includes the Closing Date and satisfied the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

         H.       Each Fund Will Be a Party to a Reorganization.
                  ---------------------------------------------

         Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. section 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (I.E., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.      Target Will Recognize No Gain or Lo section
         -------------------------------------

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.






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         As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target is exchanging the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Shareholders in constructive exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.13

III.     Acquiring Fund Will Recognize No Gain or Lo section
         ---------------------------------------------

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund is issuing Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV.      Acquiring Fund's Basis in the Assets Will Be a Carryover Basis, and Its
         -----------------------------------------------------------------------
         Holding Period Will Include Target's Holding Period.
         ----------------------------------------------------

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.







----------------
13   See footnote 7.

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MPAM Funds Trust
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V.       A Shareholder Will Recognize No Gain or Lo section
         --------------------------------------------

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders are receiving solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders are not actually surrendering Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares are being canceled on the issuance of Acquiring Fund Shares to them (all of which is being reflected on Acquiring Fund's share transfer books) and are treated as having been exchanged therefor. SEE Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.


VI.      A Shareholder's Basis in Acquiring Fund Shares Will Be a Substituted
         --------------------------------------------------------------------
         Basis, and its Holding Period therefor Will Include its Holding Period
         ---------------------------------------------------------------------
         For its Target Shares.
         ---------------------

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property is being distributed to the Shareholders other than Acquiring Fund Shares, and no money is being distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis in its Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares.



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         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section
1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg.
section 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares it constructively surrenders in exchange therefor, provided the Shareholder held those Target Shares as capital assets on the Closing Date.


                                          Very truly yours,
                                          KIRKPATRICK & LOCKHART LLP

                                          By:  /s/ Theodore L. Press
                                             ----------------------------------
                                               Theodore L. Press